Exhibit 99.1

FOR RELEASE

UNITIL FILES FOR A CHANGE IN GAS AND ELECTRIC DISTRIBUTION RATES FOR MASSACHUSETTS CUSTOMERS

HAMPTON, N.H., JUNE 16, 2015 — Unitil Corporation (NYSE: UTL) (www.unitil.com) announced today that its Massachusetts gas and electric distribution utility, Fitchburg Gas and Electric Light Company d/b/a Unitil, filed separate rate cases for its gas and electric divisions with the Massachusetts Department of Public Utilities (“Department”) requesting approval to change distribution rates. If approved, the new rates would become effective no later than May 1, 2016 following a comprehensive review by the Department.

Unitil requested a gas rate increase of $3.0 million, or 8.3 percent, over total gas operating revenue. For the electric division, the Company has requested an electric rate increase of $3.8 million, or 5.6 percent, over total electric operating revenue. The gas and electric distribution rate increases are driven by expenditures to replace aging infrastructure and enhance system reliability and by higher operating costs.

A typical residential gas customer using an average of 74 therms a month would see an increase of $13.68 per month or 9.3 percent. The typical residential electric customer using an average of 587 kWh a month would see an increase of $4.88 per month or 3.5 percent. Impacts on other individual customers will vary depending upon rate class and usage characteristics.

About Unitil Corporation

Unitil Corporation provides energy for life by safely and reliably delivering natural gas and electricity in New England. We are committed to the communities we serve and to developing people, business practices, and technologies that lead to the delivery of dependable, more efficient energy. Unitil Corporation is a public utility holding company with operations in Maine, New Hampshire and Massachusetts. Together, Unitil’s operating utilities serve approximately 102,700 electric customers and 77,900 natural gas customers. Other subsidiaries include Usource, Unitil’s non-regulated business segment. For more information about our people, technologies, and community involvement please visit www.unitil.com.

For more information please contact:

David Chong – Investor Relations	Alec O’Meara – Media Relations
Phone: 603-773-6499	Phone: 603-773-6404
Email: chong@unitil.com	Email: omeara@unitil.com